Exhibit 10.2
CHEVRON CORPORATION
BENEFIT PROTECTION PROGRAM
(Amended and Restated Effective December 7, 2005)
(Amended Effective December 6, 2006)
Section 1. Establishment and Purpose.
     This Chevron Corporation Benefit Protection Program was established effective March 29, 2000 by action of the Board of Chevron Corporation and amended and restated effective December 7, 2005. The Program was further amended effective December 6, 2006. The purpose of the Program is to protect certain benefits provided to employees of the Corporation and its Subsidiaries against elimination or reduction in the event of a Change in Control. In addition, the Program is designed to provide individuals who are eligible to receive awards under the Chevron Corporation Long-Term Incentive Plan compensation to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.
Section 2. Definitions.
     (a) “Accountants” means the independent accountants retained by the Company most recently prior to the Change in Control.
     (b) “Benefit Protection Period” means the period commencing six months prior to the public announcement of a proposed transaction which, when effected, is a Change in Control and ending on the date which is two years after the date of a Change in Control.
     (c) “Board” means the board of directors of the Corporation.
     (d) “Change in Control” shall have the meaning assigned to it in Article VI of the bylaws of the Corporation, as such bylaws may be amended from time to time.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Corporation” means Chevron Corporation, a Delaware corporation, or any successor corporation.
     (g) “Equalization Amount” shall have the meaning set forth in Section 4 of the Program.
     (h) “Excise Tax” shall have the meaning set forth in Section 4 of the Program.
     (i) “Payment” shall have the meaning set forth in Section 4 of the Program.
     (j) “Program” means this Chevron Corporation Benefit Protection Program.
     (k) “Subsidiary” means any corporation or entity in which the Corporation directly or indirectly controls more than 50% of the total voting power of all classes of its stock having voting powers and which the Board has designated as a Subsidiary for purposes of the Program.

Section 3. Benefit Protection.
     (a) Severance Programs. Concurrent with the adoption of the Program, the Board has adopted the Chevron Corporation Change in Control Surplus Employee Severance Program for Salary Grades Below 27, the Chevron Corporation Change in Control Surplus Employee Severance Program for Salary Grades 27 to 30 and the Chevron Corporation Change in Control Surplus Employee Severance Program for Salary Grades 41 through 43 in order to provide protection to eligible employees of the Corporation or its Subsidiaries in the event of a Change in Control.
     (b) Other Chevron Plans.
     (i) Retiree Health Care and Life Insurance Coverage. During the Benefit Protection Period, neither the Corporation nor a Subsidiary may take any action which would render ineligible for post-retirement health care or life insurance coverage an individual who as of the date of a Change in Control had satisfied the eligibility requirements for such coverage (as determined under the terms of the applicable plan). This provision shall be applicable to any such individual, whether or not he or she was employed by the Corporation or a Subsidiary on the date of the Change in Control.
     (ii) Employer Health Care and Life Insurance Coverage Contribution. During the Benefit Protection Period, neither the Corporation nor a Subsidiary may take any action which would reduce the amount or duration of employer contributions toward the cost of health care coverage or the proportion which employer contributions bears to the total cost of life insurance coverage for any individual who as of the date of a Change in Control was entitled to have the Corporation or a Subsidiary pay for all or a portion of the cost of such coverage (or who becomes so entitled during the Benefit Protection Period). This provision shall be applicable to any such individual, whether or not he or she was employed by the Corporation or a Subsidiary on the date of the Change in Control.
     (iii) Retirement Plan Vesting. Upon a Change in Control, all Members in the Chevron Corporation Retirement Plan who were on the active payroll of the Corporation or a Subsidiary on the date of a Change in Control shall become fully vested in their benefits accrued under the Retirement Plan.
     (c) Change in Control Effected Pursuant to Agreement. The Board shall take such action, if a Change in Control is effected pursuant to an agreement between the Corporation and another party or parties, as is necessary to require that such agreement contain provisions reasonably effective to ensure that (i) the benefits intended to be provided under the foregoing plans to eligible persons as of the date of the Change in Control will be effectively provided following the Change in Control and for at least two years thereafter; and (ii) following a Change in Control if any benefit plan or program previously maintained by the Corporation or any Subsidiary is eliminated or amended to reduce the benefits provided thereunder, the benefits thereafter provided under any comparable plan maintained by the Corporation or any Subsidiary or by the party or parties to the Change in Control shall be no less favorable to the individuals previously eligible to participate in the amended or eliminated plan or program than the benefits provided under comparable plans or programs to similarly situated employees or retirees, as applicable, of the party or parties to the Change in Control.
     (d) General Provisions.
     (i) No Mitigation of Damages. No employee shall be required to mitigate the amount of any payment or benefit provided for in any plan or program of the corporation or a Subsidiary by seeking other employment or otherwise and, except as otherwise provided in the Chevron Corporation Change in Control Surplus Employee Severance Program for Salary Grades 27 to 30 or the Chevron Corporation Change in Control Surplus Employee Severance Program for Salary Grades 41 through 43, as applicable, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to any employee in any subsequent employment.
     (ii) Severability. The provisions of this Program shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof
     (iii) Successors and Assigns. The Program shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns and the Corporation shall require any successor or assign to expressly assume and agree to perform the Program in the same manner and to the same extent that the Corporation would be required to perform them if no such succession or assignment had taken place. The term “the Corporation” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the corporation (including the Program) whether by operation of law or otherwise.
     (iv) No Right of Setoff. The Corporation’s obligation to make the payments and provide the benefits included in the Program and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other rights which the Corporation may have against the affected employee or others.
     (v) Waiver. No provision of the Program may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the affected employee and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Program to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

Section 4. Payment of Tax Equalization Benefits.
     (a) Eligibility. This Section 4 shall be applicable to any individual who is in PSG 43 or below and who is eligible to receive an award under the Chevron Corporation Long-Term Incentive Plan, as amended from time to time. Such individuals shall be referred to in this Section 4 as “Eligible Employees.”
     (b) Tax Equalization Benefits. If any payments, distributions or other benefits payable by or from the Corporation to or for the benefit of an Eligible Employee in connection with or in any way related (or deemed related) to a Change in Control from any source whatsoever (collectively the “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Payment shall be limited to the largest amount which would not cause the Eligible Employee to be subject to the Excise Tax (the “Limited Payment”). The preceding sentence shall not apply, however, if the Payment (prior to such limitation) exceeds the Limited Payment by more than the lesser of ten percent of the Payment or $50,000. Where the Payment is not limited to the Limited Payment, the Eligible Employee shall be entitled to receive from the Corporation or the Subsidiary which employs the Eligible Employee an additional payment (the “Equalization Amount”) in an amount such that after payment by the Eligible Employee of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed thereto) and the Excise Tax imposed on the Equalization Amount, the Eligible Employee retains an amount of the Equalization Payment equal to the Excise Tax imposed upon the Payment; provided, however, that the maximum Equalization Amount payable to an Eligible Employee shall not exceed 2.99 times the Eligible Employee’s “base amount” as defined in Section 280G of the Code. All calculations required pursuant to the Program shall be performed by the Accountants based on information supplied by the Corporation and the Eligible Employee. All fees and expenses of the Accountants shall be paid by the Corporation. In the event that an Eligible Employee’s Payment is limited to a Limited Payment, the components of the Payment shall be reduced in the following order, solely to the extent necessary to reduce the Payment to the Limited Payment:
     (i) Payments pursuant to a severance program described in Section 3(a);
     (ii) Payments pursuant to a performance unit granted under the Chevron Corporation Long-Term Incentive Plan which was accelerated by reason of the Change in Control;
     (iii) The right to exercise a stock option granted under the Chevron Corporation Long-Term Incentive Plan the vesting of which was accelerated by reason of the Change in Control; and
     (iv)Any other component of the Payment

Section 5. Administration.
     (a) The Committee. The Program shall be administered by the Management Compensation Committee of the Board, or any successor thereto. The Board may at any time replace the Management Compensation Committee with another Committee.
     (b) Actions by the Committee. The Committee shall hold meetings at such times and places as it may determine. Acts approved by a majority of the members of the Committee present at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.
     (c) Powers of the Committee. The Committee shall have the authority to administer the Program in its sole discretion. To this end, the Committee is authorized to construe and interpret the Program, to promulgate, amend and rescind Rules relating to the implementation of the Program and to make all other determinations necessary or advisable for the administration of the Program. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive and binding upon all persons participating in the Program and any person validly claiming under or through persons participating in the Program.
     (d) Liability of Committee Members. No member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Program.
Section 6. Amendment or Termination of the Program.
     The Board may amend, suspend or terminate the Program at any time; provided, however, that no amendment, suspension or termination which was approved by the Board during the Benefit Protection Period shall be valid or effective if such amendment, suspension or termination would alter the provisions of this Section 6, adversely affect an Eligible Employee’s right to or amount of an Equalization Amount under the Program, whether or not the Eligible Employee’s employment had terminated at the time the amendment, suspension or termination was so approved, or otherwise eliminate or reduce any protection provided by the Program; provided, however, that any such amendment, suspension or termination may be effected, even if so approved after such a public announcement, if (a) the amendment, suspension or revision is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (b) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. Any amendment, suspension or termination of the Program which is approved by the Board prior to a Change in Control at the request of a third party who effectuates a Change in Control shall be deemed to be an amendment, suspension or termination which is approved during the Benefit Protection Period.
Section 7. General.
     (a) No Right of Employment. Nothing contained in the Program nor any action of the Committee pursuant to the Program shall give any individual any right to remain in the employ of the Corporation or to impair the Corporation’s right to terminate the employment of any individual at any time, with or without cause, which right is hereby reserved.
     (b) Costs of the Program. The costs and expenses of administering the Program shall be borne by the Corporation.
     (c) No Assignment. The interest and property rights of any individual under the Program shall not be subject to option or be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 7(c) shall be void.
     (d) Applicable Law. The Program shall be administered, enforced, construed and governed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof
     (e) Participant’s Rights Unsecured. The Program is not intended and shall not be construed to require the Corporation to fund any of the benefits provided hereunder or to establish a trust for such purpose. The interest under the Program of any individual shall be an unsecured claim against the general assets of the Corporation.